                                                                    Exhibit 3.31




                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF


                                ISP CHEMICALS LLC
             -------------------------------------------------------



                THE UNDERSIGNED is executing this Limited Liability Company Agreement (the "Agreement") for the purpose of forming a limited liability company (the "Company") pursuant to the provisions of the Delaware Limited Liability Company Act, 6 Del.C. ss.ss. 18-101, et seq. (the "Act"), and does hereby agree as follows:

                1. Name. The name of the Company shall be ISP Chemicals LLC, or such other name as ISP Newco Chemicals Inc., as sole member (the "Sole Member") may from time to time hereinafter designate.

                2. Definitions. Capitalized terms not otherwise defined herein shall have the meanings set forth therefor in Section 18-101 of the Act.

                3. Purpose. The Company is formed for the purpose of engaging in any lawful business permitted by the Act or the laws of any jurisdiction in which the Company may do business. The Company shall have the power to engage in all activities and transactions that the Sole Member deems necessary or advisable in connection with the foregoing.

                4. Offices. The principal place of business and office of the Company shall be located at Route 95 Industrial Area, P.O. Box 37, Calvert City, Kentucky 42029, and the Company's business shall be conducted from such place or places as the Sole Member may designate from time to time.

                5. The registered office of the Company in the State of Delaware shall be located at c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware, 19808. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware shall be Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The Sole Member may from time to time change the registered agent or office by amendment to the certificate of formation of the Company.

                6. Members. The Sole Member of the Company is ISP Newco Chemicals Inc. whose business address is Route 95 Industrial Area, P.O. Box 37, Calvert City, Kentucky 42029.

                7. Term. The term of the Company shall commence on the date of the filing of the certificate of formation of the Company in accordance with the Act and shall continue until the Company is dissolved and its affairs are wound up in accordance with Section 10 of this Agreement and a certificate of cancellation is filed in accordance with the Act.

                8. Management of the Company. The management and control of the business and affairs of the Company as well as the day-to-day administration of the Company's business and affairs shall be vested in and conducted by the Sole Member. Subject to the direction of the Sole Member, the day-to-day administration of the business of the Company shall be carried out by employees and agents who may be designated as officers, with titles including but not limited to "chairman", "vice chairman", "managing director", "principal", "president", "vice president", "treasurer", "assistant treasurer", "secretary", "assistant secretary", "general manager", "director" and "chief financial officer", as and to the extent authorized by the Sole Member. The officers of the Company shall have such titles and powers and perform such duties as shall be determined from time to time by the Sole Member and otherwise as shall customarily pertain to such offices or be determined from time to time by the Sole Member. Any number of offices may be held by the same person. The Sole Member shall have the authority to fix the compensation, if any, of the officers and employees of the Company, which compensation shall be an expense of the Company.

                9. Capital Contributions. The Sole Member shall make capital contributions to the Company in such amounts and at such times as necessary in furtherance of the Company's purposes.

                10. Allocations and Distributions. Unless the Sole Member otherwise determines as soon as practicable following the end of each fiscal year of the Company, any net income earned by the Company during such fiscal year shall be distributed in cash or in kind, as determined by the Sole Member.

                11. Dissolution. The Company shall be dissolved and its affairs wound up upon the occurrence of an event with respect to the Sole Member causing a dissolution of the Company under Section 18-801 of the Act.

                12. Amendments. This Agreement may be amended only upon written consent of the Sole Member.

                13. Miscellaneous. The Sole Member shall have no liability for the debts, obligations or liabilities of the Company except to the extent provided by the Act. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, without regard to conflict of law rules.

                IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of June 5, 2001.

                               ISP Newco Chemicals Inc.
                               as Sole Member



                               By:        /s/ Richard A. Weinberg
                                          -----------------------
                               Name:      Richard A. Weinberg
                               Title:     Executive Vice President,
                                          General Counsel and
                                          Secretary


















                                       3